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                                                                      EXHIBIT 12

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

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                                          Three Months Ended
                                              March 31,                                 Year Ended December 31,
                                        ----------------------          --------------------------------------------------------
                                         1998           1997              1997          1996      1995(1)      1994       1993
                                        -------        -------           -------      --------    --------    -------    -------
Net Earnings (loss) from Operations     $33,485          ($999)         $ 38,241       ($9,693)   ($21,274)   $11,849    $ 8,333
Add:
  Interest Expense                       12,799         28,077           104,434       117,224     103,804     53,789      3,786
                                        -------        -------          --------      --------    --------    -------    -------
Earnings as Adjusted                    $46,284        $27,078          $142,675      $107,531    $ 82,530    $65,638    $12,119
                                        =======        =======          ========      ========    ========    =======    =======

Fixed Charges:
  Interest Expense                      $12,799        $28,077          $104,434      $117,224    $103,804    $53,789    $ 3,786
  Captialized Interest                    6,504         43,323            69,883        11,448       4,404      3,184         98
                                        -------        -------          --------      --------    --------    -------    -------
     Total Fixed Charges                $19,303        $71,400          $174,317      $128,672    $108,208    $56,973    $ 3,884
                                        =======        =======          ========      ========    ========    =======    =======
Ratio of Earnings to Fixed Charges          2.4            0.4               0.8           0.8         0.8        1.2        3.1
                                        =======        =======          ========      ========    ========    =======    =======

                                       (1)  Excludes a one time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.

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